Exhibit 99.1

SoundBite Communications Announces Positive End to Class Action Case

Class Action Lawsuit Against SoundBite and Bank of America Related to Text Messaging Has Been Dismissed

BEDFORD, Mass., Dec. 14, 2012 (GLOBE NEWSWIRE) — SoundBite Communications (Nasdaq:SDBT), a provider of customer experience management solutions, today announced they received notification that the class action suit filed January 11, 2012 in the United States District Court for the Northern District of California against Bank of America and SoundBite as co-defendants has been dismissed. The class action lawsuit was aimed at the ambiguity in the Telephone Consumer Protection Act (TCPA) related to text messaging.

Today’s announcement followed another major, and related, win for the Company with the favorable ruling received from the Federal Communications Commission (FCC) on November 29, 2012 on SoundBite’s February 2012 Petition for Declaratory Ruling. The ruling clarifies that sending a single opt-out confirmation after a consumer opts out of receiving text messages from a company does not violate the TCPA. The ambiguity surrounding the TCPA before the ruling in November was the crux of the class action suit.

“SoundBite championed the cause of consumers and businesses alike by filing the petition for Declaratory Ruling with the FCC. It’s a common sense best practice to let consumers know that their opt-out message requests are properly recorded, confirmed, and executed,” stated Jim Milton, president and CEO of SoundBite Communications. “We are pleased that the recent FCC ruling removes not only the ambiguity many companies faced, enabling us to provide the best consumer experience possible, but it also clarifies the TCPA interpretation thus removing an important basis for lawsuits such as these.”

Bob Leahy, COO and CFO of SoundBite, added, “SoundBite dedicated significant resources including incurring litigation and associated costs during 2012 to fight this battle on behalf of consumers, our clients, the industry, and of course our shareholders. SoundBite has taken a leadership position in fighting this litigation and intends to continue to champion for consumer best practices. This effort was successfully completed on two fronts – with superb assistance from both our attorneys at Patton Boggs LLP who helped navigate our FCC petition, and our attorneys at Cooley LLP who led our defense against the litigation. By having the lawsuit dismissed we are in an improved position of closing the year on a high note with some of our regulatory headwinds and legal expenses behind us.”

Link to FCC ruling on Petition for Declaratory Ruling

About SoundBite Communications

SoundBite Communications is a customer experience management company with deep expertise in delivering cloud-based mobile marketing, proactive customer care, and collections/payments solutions. More than 450 global end-clients, including nearly 50 Fortune 500 companies, leverage SoundBite’s proactive multi-channel communications and preference management platforms to power 2.5 billion personalized and compliant customer interactions annually across the full consumer lifecycle. Visit SoundBite.com and follow SoundBite on Twitter for more information. SoundBite is a registered service mark of SoundBite Communications, Inc.

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IR & Media Contact:

Lynn Ricci

SoundBite Communications

781-897-2696

lricci@soundbite.com

www.SoundBite.com